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                                                       Exhibit  23.1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA



              CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP


 The undersigned, Schwartz Levitsky Feldman llp, Chartered Accountants, hereby consents to the use of our name and use of our auditors' report dated September 30, 2002 except for note 23, as to which the date is October 30, 2002, on the financial statements of Shenzhen Acto Digital Video Tech Co. Ltd., included in the Registration Statement on Form SB - 2A being filed by Acto Digital Video U.S.A. Inc.




 Toronto, Ontario                        "Schwartz Levitsky Feldman llp"
 February 18, 2003                            Chartered Accountants


              1167 Caledonia Road
              Toronto, Ontario M6A 2X1
              Tel:  416 785 5353
              Fax:  416 785 5663

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